EXHIBIT 99.1

CDEX Inc Announces Financial Restructuring Plan

CDEX Closes First Phase of Financial Restructuring; Carmen J. Conicelli Appointed Board Chairman; CEO Search Continues

TUCSON, AZ--(Marketwire - 02/19/10) - CDEX Inc. (OTC.BB:CEXI - News) (http://www.cdexinc.com/) announces that it has closed the first phase of a financial restructuring plan which provides funds to drive expanded marketing and sales, conversion of existing debt into a two year Note and an offering to certain other creditors to also participate in the Note. The specifics of the restructuring plan are provided in the Company's SEC filings, but include an initial cash infusion of $450,000 with an opportunity for follow on investment and a restructuring of the note held by the Company's largest creditor, Gemini Master Fund, Ltd.

In addition, the Board of Directors has appointed Mr. Carmen Conicelli as its new Chairman. Mr. Conicelli, the current CFO of Edmund Optics, Inc., joined the Board in 2008 with over 30 years of industry financial experience and a strong focus in the international community.

"Mr. Conicelli has been at the heart of our financial restructuring and I am very pleased with his appointment," said Malcolm Philips, CDEX CEO and former Chairman. "His appointment, which follows our recent announcement of appointment of Greg Firmbach as the Company's new President and initiation of a CEO search, continues our strategy of focusing the company on top line revenue and strong financial performance."

"The financial restructuring will allow us to fund our short term growth plans and move to the next level," said Mr. Conicelli. "It puts the Company on more solid financial footing and is beginning to draw out some very well qualified CEO candidates. The Board looks forward to working with the new management team to move the Company forward."

About CDEX

CDEX develops, manufactures and globally distributes products to the healthcare and security markets. The ValiMed™ product line provides life-saving validation of high-risk medications and returned narcotics. The ID2™ product line detects trace amounts of illegal drugs, such as methamphetamine. CDEX expects to advance its patented technologies to serve additional markets. To meet its plans, CDEX must strengthen its financial position as stated periodically in its SEC filings. For more information, contact Malcolm Philips at mphilips@cdex-inc.com.

Non-historical statements are forward-looking, as defined in federal securities laws, and generally can be identified by words such as "expects," "plans," "may," "believes," "should," "intends," and similar words. These statements pose risks that cannot be accurately predicted. Consequently, results may differ materially from those expressed or implied. Such risks and uncertainties include, without limitation, the effectiveness, profitability and marketability of products, the protection of intellectual property and proprietary information, and other risks detailed periodically in filings with the SEC. There is no obligation to update any forward-looking statements.

4555 S. Palo Verde Rd. Suite 123            Tucson, AZ 85714            (520) 745-5172            www.cdexinc.com